Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is dated as of the 25th day of September, 2017, by and between Resonant Inc., a Delaware corporation (the “Company”), and each individual or entity named on the Schedule of Buyers attached hereto (each such individual or entity, individually, a “Buyer” and all of such individuals or entities, collectively, the “Buyers”).

RECITALS

A.                                    Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder, the Company desires to issue and sell to each Buyer, and each Buyer, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

B.                                    In connection with the offering, the Company, together with National Securities Corporation (the “Placement Agent”), have entered into an escrow agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”), with Delaware Trust Company (the “Escrow Agent”), to hold the Purchase Price (as hereinafter defined), to be released at the Closing to the Company, upon the written consent of the Company and the Placement Agent.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

RECITALS, EXHIBITS, SCHEDULES

The foregoing recitals are true and correct and, together with the Schedules and Exhibits referred to hereafter, are hereby incorporated into this Agreement by this reference.

ARTICLE II

DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, or unless the context otherwise requires, the capitalized terms in this Agreement shall have the meanings assigned to them in this Article as follows:

2.1                               “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

2.2                               “Assets” means all of the properties and assets of the Company or of its wholly owned subsidiary, GVR Trade S.A., a corporation (Aktiengesellschaft) duly incorporated in accordance with the laws of Switzerland (“Operating Sub”), whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired.

2.3                               “Buyer’s Purchase Price” shall mean, with respect to any Buyer, the “Purchase Price” opposite such Buyer’s name on the Schedule of Buyers.

2.4                               “Claims” means any Proceedings, Judgments, Obligations, threats, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses of any nature or kind.

2.5                               “Common Stock” means the Company’s common stock, $0.001 par value per share.

2.6                               “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

2.7                               “Contract” means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, shareholders agreement, buy-sell agreement, option, warrant, debenture, subscription, call or put.

2.8                               “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

2.9                               “Environmental Requirements” means all Laws and requirements relating to human, health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.

2.10                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.11                        “GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the SEC or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.

2.12                        “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

2.13                        “Hazardous Materials” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCB’s); (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Law; and (iii) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

2.14                        “Judgment” means any order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

2.15                        “Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

2.16                        “Leases” means all leases for real or personal property.

2.17                        “Material Adverse Effect” means with respect to the event, item or question at issue, that such event, item or question would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any of the Transaction Documents; (ii) a material adverse effect on the results of operations, Assets, business or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; (iii) a material adverse effect on the Company’s or its subsidiaries’ ability to perform, on a timely basis, its or their respective Obligations under this Agreement or any Transaction Documents; or (iv) a material adverse effect on the Buyer’s ability to sell or dispose of any of the Securities, whether on the Principal Trading Market, or otherwise, in accordance with applicable securities Laws.

2.18                        “Material Contract” means any Contract to which the Company is a party or by which it is bound which has been filed or is required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K promulgated by the SEC.

2.19                        “Obligation” means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

2.20                        “Operating Sub” shall have the meaning given in Section 2.2.

2.21                        “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

2.22                        “Outside Closing Date” shall have the meaning given in Section 12.1.

2.23                        “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

2.24                        “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

2.25                        “Principal Trading Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Markets, including the Bulletin Board and Pink Sheets, the NYSE Euronext or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

2.26                        “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

2.27                        “Real Property” means any real estate, land, building, structure, improvement, fixture or other real property of any nature whatsoever, including, but not limited to, fee and leasehold interests.

2.28                        “Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Buyers, in the form of Exhibit A attached hereto.

2.29                        “SEC” means the United States Securities and Exchange Commission.

2.30                        “SEC Documents” shall have the meaning given in Section 6.7.

2.31                        “Securities” means the Shares, the Warrants and the Warrant Shares.

2.32                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.33                        “Shares” means up to One Million Nine Hundred Eighty-Four Thousand Three Hundred (1,984,300) shares of Common Stock made part of the Units issued or issuable to the Buyers pursuant to this Agreement.

2.34                        “Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding company, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, rent, or any other fee or charge of any nature whatsoever, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.35                        “Tax Return” means any tax return, filing, declaration, information statement or other form or document required to be filed in connection with or with respect to any Tax.

2.36                        “Transaction Documents” means this Agreement, the Registration Rights Agreement and the Warrants executed in connection with the transactions contemplated hereunder.

2.37                        “Unit” means one Share and one Warrant to purchase one share of Common Stock.

2.38                        “Warrant” mean a three-year warrant (first exercisable six months after the Initial Closing) in the form of Exhibit B attached hereto to purchase shares of Common Stock at an exercise price equal to $4.85.

2.39                        “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE III

INTERPRETATION

In this Agreement, unless the express context otherwise requires: (i) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words “Article” or “Section” refer to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules annexed hereto; (iii) references to a “party” mean a party to this Agreement and include references to such party’s permitted successors and permitted assigns; (iv) references to a “third party” mean a Person not a party to this Agreement; (v) the terms “dollars” and “$” means U.S. dollars; (vi) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

ARTICLE IV

PURCHASE AND SALE

4.1                               Sale and Issuance of Units.  Subject to the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Buyer, the number of Units set forth in the column designated “Number of Units” opposite such Buyer’s name on the Schedule of Buyers, which in the aggregate shall be up to Nine Million Three Hundred Twenty Six Thousand Two Hundred Ten Dollars ($9,326,210) or more of Units, at a cash purchase price of $4.70 per Unit (the “Purchase Price”).  The Company’s agreement with each Buyer is a separate agreement, and the sale and issuance of the Units to each Buyer is a separate sale and issuance.

4.2                               Closing.

(a)                                 The purchase, sale and issuance of the Units shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing” and the date of each is referred to in this Agreement as a “Closing Date”).  The initial Closing (the “Initial Closing”) shall have a minimum total Purchase Price of not less than Eight Million Dollars ($8,000,000) (the “Minimum Purchase Proceeds”).  The Initial Closing shall take place at the offices of Stubbs Alderton & Markiles, LLP, 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403, or such other location as the parties shall mutually agree, no later than the second business day following the satisfaction or waiver of the conditions provided in Articles VIII and IX of this Agreement (other than conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (“Initial Closing Date”), but in no event later than the Outside Closing Date.

(b)                                 If less than all of the Units are sold and issued at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing”), up through but no later than the Outside Closing Date, to each Buyer who did not purchase Units at the Initial Closing or a Subsequent Closing, the number of Units set forth in the column designated “Number of Units” opposite such Buyer’s name on the Schedule of Buyers.  Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein.  Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion.

4.3                               Form of Payment; Delivery.  At each Closing, Buyer shall deliver to the Company the Buyer’s Purchase Price in the form of wire transfers of immediately available U.S. funds or by the release of the Buyer’s Purchase Price from escrow in accordance with the Escrow Agreement.

ARTICLE V

BUYERS’ REPRESENTATIONS AND WARRANTIES

Each Buyer represents and warrants to the Company, that:

5.1                               Investment Purpose. Each Buyer is acquiring the Securities for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, each Buyer reserves the right to dispose of the Securities at any time in accordance with or pursuant to an effective registration statement covering such Securities or an available exemption under the Securities Act.  The Buyer acknowledges that a legend will be placed on the certificates representing the Securities in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

5.2                               Accredited Investor Status.  Each Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

5.3                               Reliance on Exemptions.  Each Buyer understands that the Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and each Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of each Buyer to acquire the Units.

5.4                               Information. Each Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and other information each Buyer deemed material to making an informed investment decision regarding its purchase of the Units, which have been requested by each Buyer.  Buyer acknowledges that it has received and reviewed a copy of the SEC Documents.  Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries, nor any other due diligence investigations conducted by any Buyer or its advisors, if any, or its representatives, shall modify, amend or affect each Buyer’s right to rely on the Company’s and Operating Sub’s representations and warranties contained in Article VI below.  Each Buyer understands that its investment in the Units involves a high degree of risk.  Each Buyer is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment.  Each Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Units.

5.5                               No Governmental Review. Each Buyer understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Units, or the fairness or suitability of the investment in the Units, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Units.

5.6                               Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of each Buyer and is a valid and binding agreement of each Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.7                               General Solicitation.  The Buyer is not purchasing the Units as a result of any advertisement, article, notice or other communication regarding the Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  The Buyer represents that it has a relationship preceding its decision to purchase the Units with the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth and disclosed in the Company’s disclosure schedules (“Disclosure Schedules”) attached to this Agreement and made a part hereof, the Company and Operating Sub each hereby makes the following representations and warranties to the Buyer.  The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article VI and certain other sections of this Agreement, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article VI only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

6.1                               Subsidiaries.  Except for a one hundred percent (100%) ownership in Operating Sub, the Company has no subsidiaries and the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other Person.  With respect to Operating Sub, all representations and warranties in this Article VI and elsewhere in this Agreement shall be deemed repeated and re-made from and by Operating Sub, as if such representations and warranties were independently made by Operating Sub, in this Agreement (but modified as necessary in order to give effect to the intent of the parties that such representation and warranty is being made by the Operating Sub, rather than the Company, as applicable).  In addition, each representation and warranty contained in this Article VI or otherwise set forth in this Agreement shall be deemed to mean and be construed to include the Company and each of its subsidiaries, as applicable, regardless of whether each of such representations and warranties in Article VI specifically refers to the Company’s subsidiaries or not.

6.2                               Organization.  The Company and its subsidiaries are corporations, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which they are incorporated.  The Company has the full corporate power and authority and all necessary certificates, licenses, approvals and Permits to: (i) enter into and execute this Agreement and the Transaction Documents and to perform all of its Obligations hereunder and thereunder; and (ii) own and operate its Assets and properties and to conduct and carry on its business as and to the extent now conducted.  The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its Assets or properties requires such qualification, except to the extent that failure to so qualify will not result in a Material Adverse Effect.

6.3                               Authority and Approval of Agreement; Binding Effect.  The execution and delivery by Company of this Agreement and the Transaction Documents, and the performance by Company of all of its Obligations hereunder and thereunder, including the issuance of the Units, have been duly and validly authorized and approved by Company and its board of directors pursuant to all applicable Laws and no other corporate action or Consent on the part of Company, its board of directors, stockholders or any other Person is necessary or required by the Company to execute this Agreement and the Transaction Documents, consummate the transactions contemplated herein and therein, perform all of Company’s Obligations hereunder and thereunder, or to issue the Units.  This Agreement and each of the Transaction Documents have been duly and validly executed by Company (and the officer executing this Agreement and all such other Transaction Documents is duly authorized to act and execute same on behalf of Company) and constitute the valid and legally binding agreements of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

6.4                               Capitalization.  Immediately prior to the Initial Closing, the authorized capital stock of the Company will consist of 50,000,000 shares, with a par value of $0.001 per share, of which 47,000,000 shares are designated Common Stock and 3,000,000 shares are designated preferred stock, of which 14,721,582 shares of Common Stock and no shares of preferred stock are issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  The Common Stock is currently quoted on the Nasdaq Capital Market under the trading symbol “RESN.”  The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Company has maintained all requirements on its part for the continuation of such quotation.  Except as set forth on Schedule 6.4, no shares of Common Stock are subject to preemptive rights or any other similar rights or any Encumbrances suffered or permitted by the Company.  Except as set forth on Schedule 6.4, as of the date hereof: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional Shares of capital stock of the Company or any of its subsidiaries, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries; (collectively, “Derivative Securities”); (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts or instruments evidencing indebtedness of the Company or any of its subsidiaries, or by which the Company or any of its subsidiaries is or may become bound; (iii) there are no outstanding registration statements with respect to the Company or any of its securities (other than registration statements on Form S-8); (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (v) there are no financing statements securing obligations filed in connection with the Company or any of its Assets; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no Contracts by which the Company is or may become bound to redeem a security of the Company.  Except as set forth on Schedule 6.4, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.  Schedule 6.4 sets forth a detailed calculation of the total number of shares of Common Stock outstanding as of the date hereof assuming (i) the issuance of 1,984,300 Units pursuant to this Agreement; (ii) the exercise in full of all outstanding Derivative Securities taking into account all applicable anti-dilution or similar adjustments or rights, including without limitation those resulting from the issuance of Units pursuant to this Agreement; and (iii) the exercise of all Derivative Securities authorized for issuance, but not yet issued, under any plan of the Company.

6.5                               No Conflicts; Consents and Approvals.  The execution, delivery  and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of any of the Units, will not: (i) constitute a violation of or conflict with any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Material Contract; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, any Judgment; (iv) assuming the accuracy of the representations and warranties of the Buyers set forth in Article V above, constitute a violation of, or conflict with, any Law (including United States federal and state securities Laws and the rules and regulations of any market or exchange on which the Common Stock is quoted); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, Company or any of Company’s Assets.  The Company is not in violation of its certificate of incorporation, bylaws or other organizational or governing documents and the Company is not in default or breach (and no event has occurred which with notice or lapse of time or both could put the Company in default or breach) under, and the Company has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any Material Contract.  Except as specifically contemplated by this Agreement, the Company is not required to obtain any Consent of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its Obligations under this Agreement or the Transaction Documents in accordance with the terms hereof or thereof, or to issue and sell the Units in accordance with the terms hereof.  All Consents which the Company is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.  The Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

6.6                               Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms hereof (and of the Warrants), shall be duly issued, fully paid and non-assessable, and free from all Encumbrances with respect to the issue thereof, and, assuming the accuracy of the representations and warranties of the Buyers set forth in Article V above, will be issued in compliance with all applicable United States federal and state securities Laws.  Assuming the accuracy of the representations and warranties of the Buyers set forth in Article V above, the offer and sale by the Company of the Units is exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; and (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws.

6.7                               SEC Documents; Financial Statements. The Common Stock is registered pursuant to Section 12 of the Exchange Act and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Company is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  The Company represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to Buyers, and Buyers acknowledge that each of them may retrieve all SEC Documents from such website and each Buyer’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Buyers; provided, however, that if any Buyer is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond any Buyer’s control, then upon request from such Buyer, the Company shall deliver to such Buyer true and complete copies of such SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable Law (except as such statements have been amended or updated in subsequent filings prior to the date hereof, which amendments or updates are also part of the SEC Documents).  As of their respective dates, the financial statements of the Company included in the SEC Documents (“Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (except as such Financial Statements have been amended or updated in subsequent filings prior to the date hereof, which amendments or updates are also part of the SEC Documents). All of the Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  To the knowledge of the Company and its officers, no other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

6.8                               Absence of Certain Changes.  Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a)                                 There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b)                                 Except for this Agreement and the other Transaction Documents, there has been no transaction, event, action, development, payment, or other matter of any nature whatsoever entered into by the Company that requires disclosure in an SEC Document which has not been so disclosed.

6.9                               Absence of Litigation or Adverse Matters. Except as disclosed in the SEC Documents: (i) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or the best of Company’s knowledge, threatened or contemplated by, against or affecting the Company, its business or Assets; (ii) there is no outstanding Judgments against or affecting the Company, its business or Assets; and (iii) the Company is not in breach or violation of any Material Contract.

6.10                        Liabilities of the Company.  The Company does not have any Obligations of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except: (i) as disclosed in the Financial Statements; or (ii) incurred in the Ordinary Course of Business since the date of the last Financial Statements filed by the Company with the SEC that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.11                        Title to Assets.  The Company has good and marketable title to, or a valid license or leasehold interest in, all of its Assets which are material to the business and operations of the Company as presently conducted, free and clear of all Encumbrances or restrictions on the transfer or use of same, other than restrictions on transfer or use arising under a license or Lease with respect to such Assets that, individually or in the aggregate, would not have, or be reasonably expected to, materially interfere with the purposes for which they are currently used and for the purposes for which they are proposed to be used.  Except as would not have a Material Adverse Effect, the Company’s Assets are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

6.12                        Real Estate.

(a)                                 Real Property Ownership.  The Company does not own any Real Property.

(b)                                 Real Property Leases.  Except pursuant to the Leases described in the SEC Documents (the “Company Leases”), the Company does not lease any Real Property.  With respect to each of the Company Leases: (i) the Company has been in peaceful possession of the property leased thereunder and neither the Company nor, to the Company’s knowledge, the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the Obligations thereunder has been granted by the Company or landlord thereunder; and (iii) there exists no event, occurrence, condition or act known to the Company which, upon notice or lapse of time or both, would be or could become a default thereunder or which could result in the termination of the Company Leases, or any of them, or have a Material Adverse Effect on the business of the Company, its Assets or its operations or financial results.  The Company has not violated nor breached any provision of any such Company Leases, and all Obligations required to be performed by the Company under any of such Company Leases have been fully, timely and properly performed.  If requested by any of the Buyers, the Company has delivered to such Buyers true, correct and complete copies of all Company Leases, including all modifications and amendments thereto, whether in writing or otherwise.  The Company has not received any written or oral notice to the effect that any of the Company Leases will not be renewed at the termination of the term of such Company Leases, or that any of such Company Leases will be renewed only at higher rents.

6.13                        Material Contracts.  A list of the Material Contracts is attached as Schedule 6.13.  An accurate, current and complete copy of each of the Material Contracts has been furnished to Buyers and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof.  Each of the Material Contracts is in full force and effect and is a valid and binding Obligation of the parties thereto in accordance with the terms and conditions thereof.  To the knowledge of the Company and its officers, all Obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any Obligation of any party thereto or the creation of any Encumbrance upon any of the Assets of the Company.  Further, the Company has received no notice, nor does the Company have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

6.14                        Compliance with Laws.  Except as would not have a Material Adverse Effect, the Company is and at all times has been in material compliance with all Laws.  The Company has not received any notice that it is in violation of, has violated, or is under investigation with respect to, or has been threatened to be charged with, any violation of any Law.

6.15                        Intellectual Property.  The Company owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. The Company does not have any knowledge of any infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of the Company, there is no Claim being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing.

6.16                        Labor and Employment Matters.  The Company is not involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. To the knowledge of the Company and its officers, none of the Company’s employees is a member of a union and the Company believes that its relations with its employees are good.  To the knowledge of the Company and its officers, the Company has complied in all material respects with all Laws relating to employment matters, civil rights and equal employment opportunities.

6.17                        Employee Benefit Plans.  The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.  To the Company’s knowledge, the Company has promptly paid and discharged all Obligations arising under ERISA of a character which if unpaid or unperformed might result in the imposition of an Encumbrance against any of its Assets or otherwise have a Material Adverse Effect.

6.18                        Tax Matters.  The Company has made and timely filed all Tax Returns required by any jurisdiction to which it is subject, and each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all respects.  Except and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes, the Company has timely paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, and the Company has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any Person.  There is no Proceeding or Claim for refund now in progress, pending or, to the Company’s knowledge, threatened against or with respect to the Company regarding Taxes.

6.19                        Insurance.  The Company is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its properties, Assets and businesses against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as the Company is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”).  Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid.  None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.  The Company has complied with the provisions of such Insurance Policies.  The Company has not been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it will not be able to renew its existing Insurance Policies as and when such Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company.

6.20                        Permits.  The Company possesses all Permits necessary to conduct its business, and the Company has not received any notice of, or is otherwise involved in any Proceedings relating to, the revocation or modification of any such Permits.  All such Permits are valid and in full force and effect and the Company is in material compliance with the respective requirements of all such Permits.

6.21                        Business Location.  The Company has no office or place of business other than as identified in the SEC Documents and the Company’s principal executive offices are located in Goleta, California.  All books and records of the Company and other material Assets of the Company are held or located at the offices and places of business identified in the SEC Documents.

6.22                        Environmental Laws.  The Company is and has at all times been in compliance in all material respects with any and all applicable Environmental Requirements, and there are no pending Claims against the Company relating to any Environmental Requirements, nor to the best knowledge of the Company, is there any basis for any such Claims.

6.23                        Illegal Payments.  Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

6.24                        Related Party Transactions.  Except as disclosed in the SEC Documents, and except for arm’s length transactions pursuant to which the Company makes payments in the Ordinary Course of Business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors or employees of the Company, nor any stockholders who own, legally or beneficially, five percent (5%) or more of the issued and outstanding shares of any class of the Company’s capital stock (each a “Material Shareholder”), is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of the Company, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of the Company or Material Shareholder is an officer, director, trustee or partner.  There are no Claims or disputes of any nature or kind between the Company and any officer, director or employee of the Company or any Material Shareholder, or, to the Company’s knowledge, between any of them, relating to the Company and its business.

6.25                        Internal Accounting Controls.  Except as set forth in the SEC Documents, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to Assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.26                        Acknowledgment Regarding Buyers’ Purchase of the Units. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Buyer or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of the Units. The Company further represents to each Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

6.27                        Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act, and the Company has taken no action designed to, or which to the best of its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration.

6.28                        Bad Actor.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable.  As used in this Section 6.28, the term “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

6.29                        Brokerage Fees.  Except for the Placement Agent, there is no Person acting on behalf of the Company who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1                               Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Articles VIII and IX of this Agreement.

7.2                               Form D. If required by applicable Law, the Company agrees to file a Form D with respect to the Units as required under Regulation D of the Securities Act and to provide a copy thereof to the Placement Agent. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Units, or obtain an exemption for the Units for sale to each of the Buyers at Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States, and shall provide evidence of any such action so taken to the Placement Agent on or prior to the Closing Date.

7.3                               Affirmative Covenants.

(a)                                 Reporting Status; Listing.  So long as any Buyer owns, legally or beneficially any of the Securities, the Company shall: (i) file in a timely manner all reports required to be filed under the Securities Act, the Exchange Act or any securities Laws and regulations thereof applicable to the Company of any state of the United States, or by the rules and regulations of the Principal Trading Market, and, if not otherwise publicly available, to provide a copy thereof to a Buyer upon request; (ii) not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination; (iii) if required by the rules and regulations of the Principal Trading Market, promptly secure the listing of any of the Shares and Warrant Shares upon the Principal Trading Market (subject to official notice of issuance) and, take all reasonable action under its control to maintain the continued listing, quotation and trading of its Common Stock on the Principal Trading Market, and the Company shall comply in all respects with the Company’s reporting, filing and other Obligations under the bylaws or rules of the Principal Trading Market, the Financial Industry Regulatory Authority, Inc. and such other Governmental Authorities, as applicable.

(b)                                 Rule 144.  With a view to making available to each Buyer the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit Buyers to sell any of the Shares and Warrant Shares to the public without registration, the Company represents and warrants that: (i) the Company is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) the Company has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that the Company was required to file such reports); (iii) the Company is not an issuer defined as a “Shell Company” (as hereinafter defined); and (iv) if the Company has, at any time, been an issuer defined as a Shell Company, the Company has: (A) not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date; and (B) has satisfied the requirements of Rule 144(i) (including, without limitation, the proper filing of “Form 10 information” at least six (6) months prior to the Closing Date).  For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i).  In addition, so long as any Buyer owns, legally or beneficially, any of the Shares or Warrant Shares, the Company shall, at its sole expense:

(i)                                     Make, keep and ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144, is publicly available;

(ii)                                  furnish to each Buyer, promptly upon reasonable request: (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; and (b) such other information as may be reasonably requested by each Buyer to permit each Buyer to sell any of the Shares or Warrant Shares pursuant to Rule 144 without limitation or restriction; and

(iii)                               promptly at the request of each Buyer, give the Company’s transfer agent instructions to the effect that, upon the transfer agent’s receipt from any Buyer of a certificate (a “Rule 144 Certificate”) certifying that such Buyer’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Shares or Warrant Shares which such Buyer proposes to sell (the “Securities Being Sold”) is not less than six (6) months, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from the Company or its counsel (or from such Buyer and its counsel as permitted below), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such Buyer or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records.  In this regard, upon each Buyer’s request, the Company shall have an affirmative obligation to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”).  If the transfer agent requires any additional documentation in connection with any proposed transfer by any Buyer of any Securities Being Sold, the Company shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at the Company’s expense.

(c)                                  Matters With Respect to Securities and Transfer Agent.

(i)                                     Removal of Restrictive Legends.  In the event that any Buyer has any shares of the Company’s Common Stock bearing any restrictive legends, and such Buyer, through its counsel or other representatives, submits to the Company’s transfer agent (“Transfer Agent”) any such shares for the removal of the restrictive legends thereon, whether in connection with a sale of such shares pursuant to any exemption to the registration requirements under the Securities Act, or otherwise, and the Company and or its counsel refuses or fails for any reason (except to the extent that such refusal or failure is based solely on applicable Law that would prevent the removal of such restrictive legends) to render an opinion of counsel or any other documents or certificates required for the removal of the restrictive legends, then the Company hereby agrees and acknowledges that such Buyer is hereby irrevocably and expressly authorized to have counsel to such Buyer render any and all opinions and other certificates or instruments which may be required for purposes of removing such restrictive legends, and the Company hereby irrevocably authorizes and directs the Transfer Agent to, without any further confirmation or instructions from the Company, issue any such shares without restrictive legends as instructed by such Buyer, and surrender to a common carrier for overnight delivery to the address as specified by such Buyer, certificates, registered in the name of such Buyer or its designees, representing the shares of Common Stock to which such Buyer is entitled, without any restrictive legends and otherwise freely transferable on the books and records of the Company.

(ii)                                  Authorized Agent of the Company.  The Company hereby irrevocably appoints each Buyer and each Buyer’s counsel and its representatives, each as the Company’s duly authorized agent and attorney-in-fact for the Company for the purposes of authorizing and instructing the Transfer Agent to process issuances, transfers and legend removals upon instructions from each Buyer, or any counsel or representatives of each Buyer, consistent with this Section 7.3(c). The authorization and power of attorney granted hereby is coupled with an interest and is irrevocable so long as any Buyer owns or has the right to receive, any shares of the Company’s Common Stock hereunder.  In this regard, the Company hereby confirms to the Transfer Agent and each Buyer that it can NOT and will NOT give instructions, including stop orders or otherwise, inconsistent with the terms of this Section 7.3(c) with regard to the matters contemplated herein, and that each Buyer shall have the absolute right to provide a copy of this Agreement to the Transfer Agent as evidence of the Company’s irrevocable authority for each Buyer and Transfer Agent to process issuances, transfers and legend removals upon instructions from each Buyer, or any counsel or representatives of each Buyer, in each case as specifically contemplated in this Section 7.3(c), without any further instructions, orders or confirmations from the Company.

(iii)                               Injunction and Specific Performance.  The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision of this Section 7.3(c), each Buyer will be irreparably damaged and that damages at law would be an inadequate remedy if this Agreement were not specifically enforced.  Therefore, in the event of a breach or threatened breach of any provision of this Section 7.3(c) by the Company, each Buyer shall be entitled to obtain, in addition to all other rights or remedies such Buyer may have, at law or in equity, an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Section 7.3(c).

7.4                               Use of Proceeds.  The Company shall use the net proceeds from the sale of the Units for general corporate purposes, including general and administrative expenses, and for the repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries.

7.5                               Fees and Expenses.  The Company agrees to pay to each Buyer (or any designee or agent of the Buyers), upon demand, or to otherwise be responsible for the payment of, any and all costs, fees, charges and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for any Buyer, and of any experts and agents, which any Buyer may incur or which may otherwise be due and payable in connection with: (i) any documentary stamp taxes, intangibles taxes, recording fees, filing fees, or other similar taxes, fees or charges imposed by or due to any Governmental Authority in connection with this Agreement or any other Transaction Documents; (ii) the exercise or enforcement of any of the rights of any Buyer under this Agreement or the Transaction Documents; or (iii) the failure by the Company to perform or observe any of the provisions of this Agreement or any of the Transaction Documents.  The provisions of this Subsection shall survive the termination of this Agreement.

7.6                               Public Disclosure of Buyers.  The Company shall not publicly disclose the name of any Buyer, or include the name of any Buyer in any filing with the SEC or any regulatory agency or Principal Trading Market, without the prior written consent of such Buyer except: (a) as required by federal securities law in connection with any registration statement contemplated by the Registration Rights Agreement or (b) to the extent such disclosure is required by Law or Principal Trading Market regulations, in which case the Company shall provide Buyers with prior written notice of such disclosure permitted under this clause (b).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO SELL

The obligation of the Company hereunder to issue and sell the Units to a Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

8.1                               The Buyer shall have executed the Transaction Documents that require the Buyer’s execution, and delivered them to the Company.

8.2                               The Buyer shall have paid the Buyer’s Purchase Price to the Company, which payment may be made by the release of the Buyer’s Purchase Price from escrow in accordance with the Escrow Agreement.

8.3                               The Buyer’s representations and warranties shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the applicable Closing Date.

8.4                               The Company shall have obtained all governmental, regulatory or third party consents and approvals necessary for the sale of the Units.

8.5                               No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

8.6                               Since the date of execution of this Agreement, no event or series of events shall have occurred that resulted, or could reasonably be expected to result, in a Material Adverse Effect.

8.7                               Trading in the Common Stock shall not have been suspended by the SEC or any Principal Trading Market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement.

8.8                               The Company shall have received the Minimum Purchase Proceeds.

ARTICLE IX

CONDITIONS PRECEDENT TO A BUYER’S OBLIGATIONS TO PURCHASE

The obligation of a Buyer hereunder to purchase the Units at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions (in addition to any other conditions precedent elsewhere in this Agreement), provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

9.1                               The Company shall have executed and delivered the Transaction Documents and delivered the same to the Placement Agent.

9.2                               The Company shall have delivered: (a) to the transfer agent for the Company’s Common Stock, instructions and all such other documents required by the transfer agent to issue a certificate registered in such Buyer’s name representing the number of Shares that such Buyer is purchasing; and (b) to the Placement Agent a Warrant to purchase a number of shares of Common Stock equal to the number of Shares that such Buyer is purchasing.

9.3                               The representations and warranties of the Company and of Operating Sub shall be true and correct in all material respects (except to the extent that any of such representations and warranties are already qualified as to materiality in Article VI above, in which case, such representations and warranties shall be true and correct in all respects without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company and Operating Sub shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and Operating Sub at or prior to the Closing Date.  The Placement Agent shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect.

9.4                               The Company shall have delivered to the Placement Agent a certificate evidencing the formation and good standing of the Company in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within twenty (20) days of the Closing Date.

9.5                               The Company shall have delivered to the Placement Agent a certificate or other reasonably acceptable evidence evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within twenty (20) days of the Closing Date.

9.6                               The Company shall have delivered to the Placement Agent a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the Company’s jurisdiction of incorporation within twenty (20) days of the Closing Date.

9.7                               The Company shall have delivered to the Placement Agent a certificate, in the form acceptable to the Placement Agent, executed by the Secretary of the Company dated as of the Closing Date, as to (i) the resolutions consistent with Section 6.3 as adopted by the Company’s board of directors, (ii) the Certificate of Incorporation of the Company and (iii) the Bylaws of the Company as in effect at the Closing.

9.8                               The Company shall have delivered to the Placement Agent an opinion of counsel to the Company, as of the Closing Date, in a form satisfactory to the Placement Agent and its counsel.

9.9                               No event shall have occurred which could reasonably be expected to have a Material Adverse Effect.

9.10                        The Company shall have received the Minimum Purchase Proceeds.

ARTICLE X

INDEMNIFICATION

10.1                        Company’s Obligation to Indemnify.  In consideration of the Buyers’ execution and delivery of this Agreement and acquiring the Units hereunder, and in addition to all of the Company’s and Operating Sub’s other obligations under this Agreement, the Company and Operating Sub, jointly and severally, hereby agree to defend and indemnify each Buyer and each Buyer’s Affiliates and subsidiaries, and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Buyer Indemnified Parties”) and the Company and Operating Sub do hereby agree to hold the Buyer Indemnified Parties harmless, from and against any and all Claims made, brought or asserted against the Buyer Indemnified Parties, or any one of them, and the Company and Operating Sub hereby agree to pay or reimburse the Buyer Indemnified Parties for any and all Claims payable by any of the Buyer Indemnified Parties to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable Law, through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Company or Operating Sub in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or Obligation of the Company or Operating Sub contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any Claims brought or made against the Buyer Indemnified Parties, or any one of them, by any Person and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Transaction Documents or any other instrument, document or agreement executed pursuant hereto or thereto, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Units, or the status of the Buyers of any of the Units, as a buyer and holder of such Units in the Company. To the extent that the foregoing undertaking by the Company and Operating Sub may be unenforceable for any reason, the Company and Operating Sub shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law.  The Company will not be liable to any Buyer under this indemnity: (i) for any settlement by a Buyer in connection with any Claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (ii) to the extent, but only to the extent, that a Claim is attributable to any Buyer’s breach of any of the representations, warranties, covenants or agreements made by such Buyer in this Agreement or in the other Transaction Documents.

ARTICLE XI

MATTERS RELATING TO THE BUYERS

11.1                        Independent Nature of Buyers’ Obligations and Rights.  The obligations of each Buyer under this Agreement and the Transaction Documents are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any one or more of the Transaction Documents.  The decision of each Buyer to purchase the Units pursuant to the Transaction Documents has been made by each such Buyer independently of any other Buyer and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its subsidiaries, if any, which may have been made or given by any other Buyer or any of their respective officers, directors, principals, employees, agents, counsel or representatives (collectively, including the Buyer in question, the “Buyer Representatives”).  No Buyer Representative shall have any liability to any other Buyer or the Company relating to or arising from any such information, materials, statements or opinions, if any.  Each Buyer acknowledges that no other Buyer has acted as agent for such Buyer in connection with making its investment hereunder and that no Buyer will be acting as agent of such other Buyer in connection with monitoring its investment in the Units or enforcing its rights under the Transaction Documents.  Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any Proceeding for such purpose.  The Company and each of the Buyers acknowledge that, for reasons of administrative convenience the Company has elected to provide each of the Buyers with the same Transaction Documents for the purpose of closing a transaction with multiple Buyers and not because it was required or requested to do so by any Buyer.  In furtherance of the foregoing, and not in limitation thereof, the Company and the Buyers acknowledge that nothing contained in this Agreement or in any Transaction Document, and no action taken by any Buyer pursuant thereto, shall be deemed to constitute any two or more Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

11.2                        Equal Treatment of Buyers.  No consideration shall be offered or paid to any Buyer to amend or consent to a waiver or modification of any provision of any of the Transaction Documents, unless the same consideration is also offered to all of the other Buyers parties to the Transaction Documents.

ARTICLE XII

TERMINATION

12.1                        Termination.  This Agreement may be terminated prior to Closing (i) by written agreement of the Buyers and the Company or (ii) by either the Company or a Buyer (as to itself but no other Buyer) upon written notice to the other, if the Initial Closing shall not have taken place by 3:30 p.m. Eastern time on October 13, 2017, or such later date approved by the Company’s Board of Directors, but in no event later than November 10, 2017 (“Outside Closing Date”); provided, that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

12.2                        Consequences of Termination.  No termination of this Agreement shall release any party from any liability for breach by such party of the terms and provisions of this Agreement or the other Transaction Documents.

ARTICLE XIII

MISCELLANEOUS

13.1                        Notices.  All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to the Company:	Resonant Inc.
110 Castilian Drive, Suite 100
Goleta, California 93117
Attention: Jeff A. Killian
Email: jkillian@resonant.com

With a copy to:	Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
Attention: John McIlvery
Email: jmcilvery@stubbsalderton.com
Facsimile: (818) 444-6302

If to the Buyers:	To each Buyer based on the information set forth in the Schedule of Buyers attached hereto unless the address is changed by the party by like notice given to the other parties.  Notice shall be in writing and shall be deemed delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York time, on a business day.  Any notice hand delivered after 5:00 p.m., New York time, shall be deemed delivered on the following business day.  Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party.

13.2                        Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto and the documents delivered pursuant hereto, including the Transaction Documents, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as contained herein and in the Transaction Documents; provided, however, except as explicitly stated herein, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Buyer has entered into with, or any instruments any Buyer has received from, the Company prior to the date hereof with respect to any prior investment made by such Buyer in the Company or (ii) waive, alter, modify or amend in any respect any obligations of the Company, or any rights of or benefits to any Buyer or any other Person, in any agreement entered into prior to the date hereof between or among the Company and any Buyer, or any instruments any Buyer received from the Company prior to the date hereof, and all such agreements and instruments shall continue in full force and effect..

13.3                        Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Company without the prior written consent of each Buyer.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

13.4                        Binding Effect.  This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

13.5                        Amendment.  Except as specifically set forth herein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Required Buyers.  Any amendment to any provision of this Agreement made in conformity with the provisions of this Section 13.5 shall be binding on all Buyers and holders of Securities, as applicable, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of the Securities then outstanding or (2) imposes any obligation or liability on any Buyer without such Buyer’s prior written consent (which may be granted or withheld in such Buyer’s sole discretion).  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Required Buyers may waive any provision of this Agreement, and any waiver of any provision of this Agreement made in conformity with the provisions of this Section 13.5 shall be binding on all Buyers and holders of Securities, as applicable, provided that no such waiver shall be effective to the extent that it (1) applies to less than all of the holders of the Securities then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on any Buyer without such Buyer’s prior written consent (which may be granted or withheld in such Buyer’s sole discretion).  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents who are holders of Securities. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise. As a material inducement for each Buyer to enter into this Agreement, the Company expressly acknowledges and agrees that no due diligence or other investigation or inquiry conducted by a Buyer, any of its advisors or any of its representatives shall affect such Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document. “Required Buyers” means Buyers holding and/or subscribing hereunder for a majority of the Shares and Warrant Shares, as group, represented by the Units sold or to be sold pursuant to this Agreement.

13.6                        Gender and Use of Singular and Plural.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

13.7                        Execution.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party.  A digital reproduction, portable document format (“.pdf”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by electronic signature (including signature via DocuSign or similar services), electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

13.8                        Headings.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

13.9                        Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

13.10                 Further Assurances.  The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

13.11                 Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares and Warrants.  Each Buyer shall be responsible only for its own representations, warranties and covenants hereunder.

13.12                 Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties’ Obligations under this Agreement.  The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

13.13                 Joint Preparation.  The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

13.14                 Severability.  If any one of the provisions contained in this Agreement, for any reason, shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

13.15                 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.16                 WAIVER OF JURY TRIAL. THE BUYERS AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BUYERS AND THE COMPANY ARE ADVERSE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYERS TO PURCHASE THE NEW NOTES.

13.17                 Compliance with Federal Law.  The Company shall: (i) ensure that no Person who owns a controlling interest in or otherwise controls the Company is or shall at any time be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, included in any Executive Orders or in any other similar lists of any Governmental Authority; (ii) not use or permit the use of the proceeds of the purchase of the Units to violate any of the foreign asset control regulations of OFAC or any enabling statute, Executive Order relating thereto or any other requirements or restrictions imposed by any Governmental Authority; and (iii) comply with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

“COMPANY”

RESONANT INC.,
a Delaware corporation

By:	/s/ George B. Holmes
George B. Holmes,
Chief Executive Officer

[Buyer Signature Pages Follows]

Company Signature Page to Securities Purchase Agreement

BUYER SIGNATURE PAGE FOR SECURITIES PURCHASE AGREEMENT

WITH RESONANT INC.

[Buyer’s signature to be provided by way of its execution of the Omnibus Signature Page to the Agent’s “Omnibus Signature Page and Investor Questionnaire” with respect to this offering.]

BUYER ADDENDUM RE ESCROW

(this information is required)

(Print Name of Buyer)

By signing the Securities Purchase Agreement, the above named Buyer hereby certifies and confirms that: In the event that the Escrow Agent makes a disbursement to the Buyer, which may or may not occur, the Buyer hereby confirms that such disbursement is to be made by wire transfer using the following wire transfer instructions. The Escrow Agent, the Company and the Placement Agent can rely on this confirmation and the Buyer will not revoke this confirmation unless the Buyer confirms to the Company on this form, replacement wire transfer instructions at least two (2) Business Days before revoking this confirmation. The Company may instruct the Escrow Agent to, or the Escrow Agent may on its own, withhold any such disbursement until the Company is reasonably satisfied and the Escrow Agent is satisfied in its sole discretion with the instructions and procedures for making such disbursement.

Bank Name:

Bank Address:

ABA Number:

Account Number:

Account Name:

Reference:

SCHEDULE OF BUYERS

Omitted

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

(Omitted and Filed as Exhibit 10.2 to Form 8-K)

EXHIBIT B

WARRANT

(Omitted and Filed as Exhibit 10.3 to Form 8-K)

EXHIBIT C

ESCROW AGREEMENT

SUBSCRIPTION ESCROW AGREEMENT

This Subscription Escrow Agreement (this “Escrow Agreement”), dated as of the effective date (the “Effective Date”) set forth on Schedule 1 attached hereto (“Schedule 1”), by and among the corporation identified on Schedule 1 (the “Issuer”), the corporation identified on Schedule 1 (the “Depositor”) and Delaware Trust Company, as escrow agent hereunder  (the “Escrow Agent”).

WHEREAS, the Issuer will offer to certain accredited investors, pursuant to a Securities Purchase Agreement, as may be subsequently amended (the “Purchase Agreement”), the subscription and sale of a minimum of $7 million of Units, with each Unit consisting of one share of common stock, $0.001 par value (“Common Stock”), and one investor warrant to purchase up to one share of Common Stock, at a price per Unit as set forth in the Securities Purchase Agreement (the “Units”); and

WHEREAS, the Depositor has been named as the placement agent in connection with the proposed offering of the Units.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Appointment.  The Issuer and Depositor hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.                                      Escrow Fund.  The Issuer and Depositor shall instruct the subscribers under the Purchase Agreement to deliver to the Escrow Agent checks made payable to the order of “Delaware Trust Company, as Escrow Agent for Resonant Inc.” or wire transfers to Delaware Trust Company, Name of Bank:  PNC Bank; Bank Address:  300 Delaware Avenue, Wilmington, DE 19801; ABA# 031100089; Account Name:  Delaware Trust Company; Account Number:  [•]; OBI:  FFC:  Resonant Inc. Subscription Escrow: [•] for credit to Delaware Trust Company as Escrow Agent for Resonant Inc., Account No. [•], in each case, with the name, address and tax identification number (“TIN”) of the individual or entity making payment (such payments, the “Escrow Deposit”).  The Escrow Agent shall, subject to the terms and conditions hereof, hold the Escrow Deposit and any proceeds thereof (the “Escrow Fund”) as directed in Section 3.

3.                                      Investment of Escrow Fund.  During the term of this Escrow Agreement, the Escrow Fund shall be held in a non-interest bearing account by the Escrow Agent as indicated on Schedule 1 or such other non-interest bearing investments as shall be directed in writing jointly by the Issuer and the Depositor and as shall be acceptable to the Escrow Agent. The Escrow Agent may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that it is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

4.                                      Disposition and Termination.  The Depositor and the Issuer agree to jointly notify the Escrow Agent in writing of the closing date of the offering (the “Offering Closing Date”) and whether or not the Issuer received subscriptions that will result in the Issuer receiving gross proceeds of at least $7,000,000 (the “Minimum Subscription Amount”).  Upon receipt of such written notification the following procedure will take place.

Exhibit C-1

(i)                                     If the Escrow Agent receives into the Escrow Fund subscriptions for the Minimum Subscription Amount on or before September 30, 2017, which date may be extended upon the joint written instructions of the Issuer and Depositor (such date, as it may be extended, “Outside Date”), the Escrow Fund will be promptly paid to or credited to the accounts of, or otherwise transferred to, the Issuer and the Depositor pursuant to the joint instructions from the Issuer and the Depositor.

(ii)                                  If (a) the Issuer does not receive into the Escrow Fund subscriptions for the Minimum Subscription Amount by the Outside Date, (b) any subscription is not accepted by the Issuer or (c) the offering is abandoned or terminated, the Issuer and Depositor shall notify the Escrow Agent pursuant to a joint written instruction. Escrow Agent shall also be provided by Depositor with suitable notice and, to the extent not previously provided pursuant to Section 2 above, a list containing the amount received from each subscriber whose funds have been deposited with the Escrow Agent (with respect to each subscriber the “Subscriber Investment Amount”) and the name, address and TIN of each subscriber.  The aggregate of all Subscriber Investment Amounts shall not exceed the amount of the Escrow Fund on the Offering Closing Date or date of termination or abandonment thereof.  The Escrow Agent shall distribute to each subscriber the appropriate Subscriber Investment Amount without interest or deduction within 10 days of receipt of the information described in this Section 4(ii).

(iii)                               If any date that is a deadline under this Escrow Agreement is not a Business Day, then such date shall be the Business Day that immediately follows that date.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

Upon delivery of the Escrow Fund to the Issuer or the subscribers as the case may be, by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8.

5.                                      Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Issuer and Depositor.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer or Depositor. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to (i) refrain from taking any action other than keeping safely all property held in escrow until it shall be directed otherwise in writing by the Issuer and the Depositor or by a final order or judgment of a court of competent jurisdiction, or (ii) deliver the Escrow Fund to a court of competent jurisdiction.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Exhibit C-2

6.                                      Succession and Termination.

(a)                                 The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days’ advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect.  Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depository the Escrow Fund until the end of such 30-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing subscribers’ checks and wire transfers in accordance with this Escrow Agreement, until the Issuer has designated a banking corporation, trust company, attorney or other person as successor escrow agent.  Upon receipt of such written designation signed by the Depositor and the Issuer, the Escrow Agent shall promptly deliver the Escrow Fund to such successor and shall thereafter have no further obligations hereunder.  If such instructions are not received within 30 days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Fund held by it pursuant to this Escrow Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this section, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Fund.  The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act.

(b)                                 The Issuer and the Depositor may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such notice.  In the event of such termination, the Issuer and the Depositor shall, within thirty (30) days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Issuer and the Depositor, turn over to such successor escrow agent all of the Escrow Fund; provided, however, that if the Issuer and the Depositor fail to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof.  Upon receipt of the Escrow Fund, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Fund and under this Escrow Agreement.

7.                                      Fees.  The Issuer agrees to pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto.  Provided the Minimum Subscription Amount is received and an Offering Closing Date is established, upon such closing the Escrow Agent is authorized to deduct such fees from the Escrow Fund without upon prior written notice to the Issuer and Depositor.

8.                                      Indemnity.  The Issuer and the Depositor shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from the Issuer or the Depositor, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

Exhibit C-3

9.                                      TINs. The Issuer and the Depositor each represent that its correct TIN assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1.  All interest or other income earned under the Escrow Agreement, if any, shall be allocated to the Issuer and reported, to the extent required by law, by the Escrow Agent to the IRS or any other taxing authority, as applicable, on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Issuer whether or not said income has been distributed during the year.  Unless otherwise indicated in writing by the parties hereto, no taxes or other withholdings are required to be made under applicable law or otherwise with respect to any payment to be made by Escrow Agent.  All documentation necessary to support a claim of exemption or reduction in such taxes or other withholdings has been timely collected by Issuer and copies will be provided to Escrow Agent promptly upon a request therefor.  Unless otherwise agreed to in writing by Escrow Agent, all tax returns required to be filed with the IRS and any other taxing authority as required by law with respect to payments made hereunder shall be timely filed and prepared by Issuer, including but not limited to, any applicable reporting or withholding pursuant to the Foreign Account Tax Reporting Act (“FATCA”).  The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FATCA reporting with respect to the Escrow Fund.  The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

10.                               Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile or by other electronic means;

(ii) on the next Business Day if sent by overnight courier; or

(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to clauses (ii) and (iii) of this Section 10, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

11.                               Security Procedures.  In the event Escrow Fund transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 2 hereto (“Schedule 2”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing by Issuer and Depositor actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Issuer or the Depositor to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

Exhibit C-4

12.                               Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties.  This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware.  Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware.  The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.  No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.  This Escrow Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other person has any right, benefit, priority or interest under or because of the existence of this Escrow Agreement.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Exhibit C-5

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth in Schedule 1.

Delaware Trust Company
as Escrow Agent

By:	/s/ Alan R. Halpern
Alan R. Halpern
Vice President

Resonant Inc.

By:	/s/ Jeff Killian
Jeff Killian,
Chief Financial Officer

National Securities Corporation

By:	/s/ Jonathan Rich
Jonathan Rich
EVP, Head of Investment Banking

Exhibit C-6

Schedule 1

Effective Date:	August 23, 2017

Name of Issuer:	Resonant Inc.
Issuer Notice Address:	110 Castilian Drive, Suite 100, Goleta, California 93117
Issuer E-mail:	jkillian@resonant.com
Issuer TIN:	45-4320930

Name of Depositor:	National Securities Corporation
Depositor Notice Address:	410 Park Avenue, 14th Floor, New York, NY 10022
Depositor E-mail:	jrich@nationalsecuritiesib.com
Depositor TIN:

Name of Escrow Agent:	Delaware Trust Company
Escrow Agent Notice Address:	2711 Centerville Road, Suite 400
Wilmington, DE 19808
Attn: Escrow Administration
E-mail: trust@delawaretrust.com
Telephone: 866-291-6119
Facsimile: 302-636-8666

Investment:	[specify]

☐                              BlackRock Temp Fund Cash Management Shares (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian.  The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services the Escrow Agent is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock Temp Fund Cash Management Shares prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent.

☐                              Such other investments as Issuer, Depositor and Escrow Agent may from time to time mutually agree upon in a writing executed and delivered by the  Issuer and the Depositor and accepted by the Escrow Agent.

☒                            The funds shall not be invested.

Escrow Agent’s compensation:    See Appended Schedule 3

Exhibit C-7

Schedule 2

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Issuer:

	Name	Telephone Number

1.	George B. Holmes	Office:
Mobile:

2.	Jeff Killian	Office:
Mobile:

If to Depositor:

	Name	Telephone Number

1.	Jonathan Rich

2.	Nikhil Bhambi

Telephone call-backs may be made to each Issuer and Depositor if joint instructions are required pursuant to this Escrow Agreement.

Exhibit C-8

Schedule 3

Escrow Agent Fees:

$1,000 - set-up fee payable in advance of the closing of the transaction

$3,000 — annual administration fee covering up to 100 deposits, payable in advance of the closing of the transaction and upon each subsequent annual anniversary date.  There is an additional administration fee of $750.00 for each block of 50 deposits over the initial 100 deposits.

TRANSACTION FEES:

Wire transfer of fund: $35.00/domestic wire initiated; $75.00/international payment

Checks Cut: $10.00/check cut

1099 Preparation: $12.00/1099 prepared

1042-S Preparation:  $50.00/per 1042-S

Returned Check: $30.00/returned item

An additional annual fee of 15 basis points on the escrow account balance payable in advance may be charged for investments other than institutional money market funds with which the Escrow Agent has established servicing arrangements.

Exhibit C-9

AMENDMENT NO. 1 TO SUBSCRIPTION ESCROW AGREEMENT

This Amendment No. 1 to Subscription Escrow Agreement (this “Amendment), dated as of September 19, 2017, is entered into between Resonant Inc., a Delaware corporation (the “Issuer”), National Securities Corporation, a Washington corporation (the “Depositor”), and Delaware Trust Company, as escrow agent hereunder  (the “Escrow Agent”).

WHEREAS, the parties have previously entered into that certain Subscription Escrow Agreement with an effective date as of August 23, 2017 (“Agreement”).

WHEREAS, the parties now wish to amend the Agreement for purposes of increasing the Minimum Subscription Amount (as defined in the Agreement) from $7,000,000 to $8,000,000.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Definitions.  Unless other defined herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Agreement.

2.                                      Amendment.  The first sentence of Section 4 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Depositor and the Issuer agree to jointly notify the Escrow Agent in writing of the closing date of the offering (the “Offering Closing Date”) and whether or not the Issuer received subscriptions that will result in the Issuer receiving gross proceeds of at least $8,000,000 (the “Minimum Subscription Amount”).”

3.                                      No Other Changes.  Except as expressly set forth in this Amendment, all provisions, terms, and conditions set forth in the Agreement shall continue to remain in full force and effect and shall not be affected by this Amendment.  This Amendment may be signed via facsimile in any number of counterparts, each of which shall be deemed an original, but when taken together shall constitute one and the same instrument.

[Signature page follows]

Exhibit C-10

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

Delaware Trust Company
as Escrow Agent

By:	/s/ Alan R. Halpern
Alan R. Halpern
Vice President

Resonant Inc.

By:	/s/ Jeff Killian
Jeff Killian,
Chief Financial Officer

National Securities Corporation

By:	/s/ Jonathan Rich
Jonathan Rich
EVP, Head of Investment Banking

Exhibit C-11